Exhibit 99.1

Company Contacts:
Lynette Holsapple	Emilie Harris
Pierpont Investor Relations	Lois Paul & Partners
Investor Relations Manager	Media Relations Account Manager
214-557-9717	512-638-5321

VALENCE TECHNOLOGY APPOINTS ROBERT L. KANODE AS

CHIEF EXECUTIVE OFFICER

AUSTIN, TEXAS – MARCH 14, 2007 – Valence Technology Inc. (NASDAQ:VLNC), providers of Saphion® energy storage systems, the industry's first commercially available, safe, large-format lithium-ion phosphate rechargeable batteries, today announced the appointment of Robert L. Kanode as chief executive officer (CEO). An industry veteran, he has a successful track record in worldwide operations and quality at IBM followed by international sales, marketing and product commercialization.

Kanode succeeds Dr. James Akridge, who effectively led the company through a transition period wherein the company successfully transitioned its base powder technology to commercial scale and began mass production of battery packs in China. Kanode also will assume Akridge’s position on Valence Technology's board of directors.

“Jim's technical expertise was a great asset to Valence,” said Carl E. Berg, chairman and principal stockholder of Valence Technology Inc. “His extensive technical experience was of tremendous benefit in resolving issues with the scale up of the company’s powder technology that has plagued Valence for years. We wish Jim all the best as he moves on to pursue personal endeavors.”

Berg added, “Bob’s years of worldwide experience as program manager for the IBM Think Pad gives him the operating knowledge and quality background to lead Valence in the U. S. and international markets. Since leaving IBM, Bob has honed his management and sales skills as president of Varta Batteries North America and as a senior partner of the Sales & Performance Group concentrating on product commercialization, sales, and marketing. Recently, Bob has been a special consultant to me, as chairman of Valence, working on developing product and large account opportunities. His working knowledge of Valence will ensure a smooth transition.”

Kanode brings over 12 years of experience in the battery industry to Valence. Prior to becoming a special consultant to Valence, he served as a senior partner for The Sales & Performance Group, a consulting group based in New York. He worked with key Fortune 500 customers to commercialize their products and services, to develop manufacturing, marketing, sales and service functions, and to identify and develop global niche retail and OEM markets. Prior to his tenure there, Kanode served as president of OptiTec LLC and other companies where he guided the company through the product and service commercialization process, the development of manufacturing and marketing/sales functions, the identification of niche retail and OEM markets, and the securing of financial support for public and private companies.

Kanode holds a bachelor's degree in aviation management from Auburn University School of Engineering.

About Valence Technology, Inc.

Valence Technology developed and markets Saphion® technology, the industry’s first commercially available, safe, large-format Lithium-ion phosphate rechargeable battery technology. Valence Technology holds an extensive, worldwide portfolio of issued and pending patents relating to its Saphion technology and lithium-ion rechargeable batteries. The company has facilities in Austin, Texas; Las Vegas, Nevada; Mallusk, Northern Ireland and Suzhou, China. Valence is traded on the Nasdaq SmallCap Market under the ticker symbol VLNC and can be found on the internet at www.valence.com.

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